EXHIBIT 99.1

For Immediate Release

Investor Contacts:

Kendall W. Rieman

Treasurer

Croghan Bancshares, Inc.

krieman@croghan.com

419.355.2222

Croghan Bancshares, Inc. Announces Agreement

to Acquire Four Branch Offices from

The Home Savings and Loan Company

Company Release - August 31, 2011

Croghan Bancshares, Inc. (OTCBB: CHBH) the parent holding company of The Croghan Colonial Bank, Fremont, Ohio (“Croghan”) announced today that Croghan has signed a purchase and assumption agreement to acquire four retail banking branches located in Tiffin (downtown), Tiffin (Westgate), Fremont and Clyde, Ohio from The Home Savings and Loan Company, a subsidiary of United Community Financial Corp (NASDAQ: UCFC). The deposits associated with these four branches totaled approximately $112 million as of June 30, 2011.

Croghan’s strategic highlights of the transaction include:

•	Expands Croghan’s franchise through the acquisition of two branch offices in Tiffin

•	Enhances Croghan’s existing market presence in both Fremont and Clyde

•	Includes the purchase of associated consumer and residential mortgage loans

•	The transaction is expected to be immediately accretive to earnings

Under the terms of the purchase and assumption agreement, Croghan will assume all of the deposit liabilities and buy the related fixed assets of the branches. Croghan will pay a 4.0% premium on all non-public, non-jumbo and non-brokered deposits. It is also anticipated that Croghan will purchase performing consumer and residential loans associated with the branches, which totaled approximately $28 million as of June 30, 2011.

Rick M. Robertson, President and CEO of Croghan, said, “We are excited about expanding our franchise to the Tiffin community with both the downtown and Westgate branch locations. With our commitment to community banking, we believe that The Croghan Colonial Bank will compete very effectively in Tiffin. This transaction also enables Croghan to strengthen its market share in Fremont and Clyde. Croghan will remain well-capitalized following the transaction and we expect the transaction to be immediately accretive to our earnings per share. Home Savings has been committed to customers and community and we want to continue and grow these important relationships.”

The transaction has been approved by the Boards of Directors of both companies. No shareholder approvals are required. The transaction is expected to close during the fourth quarter 2011 and is subject to regulatory approval and other customary closing conditions.

Croghan Bancshares is being advised on the transaction by Austin Associates, LLC and by Shumaker, Loop & Kendrick, LLP. United Community Financial Corp. is being advised on the transaction by ParaCap Group, LLC and by Vorys, Sater, Seymour and Pease LLP.

Croghan Bancshares, Inc. is a Fremont, Ohio-based bank holding company. As a wholly-owned subsidiary of Croghan Bancshares, Inc., Croghan currently serves Sandusky, Huron, Wood and Ottawa counties with 11 office locations. Additional information on CHBH and Croghan Colonial Bank may be found at www.croghan.com.